       As filed with the Securities and Exchange Commission on October 29, 1998.
                                                    Registration No. 333-66047

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ---------------

                              AMENDMENT NO. 1 TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                 --------------

                                 MEDAREX, INC.
             (Exact name of registrant as specified in its charter)

                          ---------------------------
NEW JERSEY                              8731                    22-2822175
(State or other                  (Primary Standard           (I.R.S. Employer
 jurisdiction of                    Industrial             Identification No.)
incorporation or            Classification Code Number)
 organization)
                                1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801
                                (908) 713-6001
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          ---------------------------

                               DONALD L. DRAKEMAN
                                 MEDAREX, INC.
                               1545 ROUTE 22 EAST
                          ANNANDALE, NEW JERSEY 08801
                                 (908) 713-6001
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                             ----------------------

                                   Copies to:
                             DWIGHT A. KINSEY, ESQ.
                      SATTERLEE STEPHENS BURKE & BURKE LLP
                                230 PARK AVENUE
                            NEW YORK, NEW YORK 10169
                                 (212) 818-9200
                            -----------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

                            -----------------------

If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]



                             --------------------------

     THE REGISTRANT HEREBY AMENDS THE REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
----------

                                4,176,673 SHARES

                                 MEDAREX, INC.

                                  COMMON STOCK

     Medarex, Inc., is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. Up to 4,176,673 shares of our Common Stock are being offered with this Prospectus, of which 3,721,877 are being offered by a Selling Securityholder identified herein and 454,796 shares will be issued and sold by us to such Selling Securityholder upon exercise of certain Warrants.

     In October 1997, we acquired GenPharm International, Inc., for an aggregate purchase price, after certain adjustments, of approximately $62.2 million. In August 1998, the Selling Securityholder acquired the rights of certain of the former GenPharm shareholders to receive approximately $25.1 million of the purchase price. The shares of Common Stock and the Warrants were issued by us to the Selling Securityholder in exchange for such rights. See "Recent Developments."

     The Selling Securityholder and any broker-dealers, agents or underwriters that participate with the Selling Securityholder in the distribution of the Common Stock may be deemed "underwriters," as that term is defined in the Securities Act of 1933, as amended, and any commissions received by them and any profit on the resale of the Common Stock purchased by them may be deemed underwriting commissions or discounts under the Securities Act. The Common Stock may be offered by the Selling Securityholder in one or more transactions in the over-the-counter market or in negotiated transactions or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Common Stock may be sold either (a) to a broker or dealer as principal for resale by such broker or dealer for its account pursuant to this Prospectus (for example, in transactions with a "market maker") or (b) in brokerage transactions, including transactions in which the broker solicits purchasers.

     We have agreed to pay all of the expenses of this offering estimated to be approximately $25,000. We will not receive any of the proceeds from the sale of the Common Stock being offered hereby. However, we will receive proceeds from the exercise of the Warrants, if any. All brokerage commissions and other similar expenses incurred by the Selling Securityholder will be paid by the Selling Securityholder. The aggregate proceeds to the Selling Securityholder from the sale of the Common Stock will be the purchase price thereof, less the aggregate agents' commissions and underwriters' discounts, if any, and other expenses of issuance and distribution not paid by us. See "Use of Proceeds" and "Plan of Distribution."

     The Common Stock is quoted on the Nasdaq National Market under the symbol "MEDX." The closing price per share reported on the Nasdaq National Market on October 19, 1998 was $3.25.
                           _________________________________

INVESTMENT IN THE COMMON STOCK INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                       _________________________________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this Prospectus is October 19, 1998.

                      WHERE YOU CAN FIND MORE INFORMATION


     We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information that we file with the SEC will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") until all of the Common Stock offered hereby is sold. This Prospectus is part of a registration statement we filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act").

     .  Annual Report on Form 10-K for the year ended December 31, 1997;

     . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998 and June 30, 1998;

     . Proxy Statement dated April 20, 1998 filed in connection with our Annual Meeting of Shareholders held on May 21, 1998; and

     . Current Reports on Form 8-K dated July 20, July 31, August 10, September 2, September 23 and October 8, 1998, respectively

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                 Medarex, Inc.
                               1545 Route 22 East
                          Annandale, New Jersey 08801
                        Attention: Michael A. Appelbaum

     You should rely only on the information incorporated by reference or provided in this Prospectus or any supplement. We have not authorized anyone else to provide you with different information. The Common Stock will not be offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

                                  THE COMPANY

     Medarex, Inc., is a biopharmaceutical company developing monoclonal antibody-based therapeutics to fight cancer and other life-threatening and debilitating diseases. We have developed a broad platform of patented technologies for antibody discovery and development, including the HuMAb-Mouse system for the creation of high-affinity human antibodies; Bispecfic antibodies, which enhance and direct the body's own immune system to fight disease; and immunotoxin technology. We have six products in clinical development for the treatment of cancers and leukemia, autoimmune diseases and ophthalmic conditions.

     We were incorporated in New Jersey on July 6, 1987. Our principal executive offices are located at 1545 Route 22 East, Annandale, New Jersey 08801. Our telephone number is (908) 713-6001.


                              RECENT DEVELOPMENTS

     On October 21, 1997, we acquired GenPharm for an aggregate purchase price, after certain adjustments, of approximately $62.2 million, payable in two tranches, either in shares of our Common Stock, or, under certain circumstances, at our option, in cash. At the closing, we issued 3.25 million shares of our Common Stock to the former shareholders of GenPharm, representing approximately $17.8 million of the purchase price, as payment of the first tranche.

     On January 2, 1998, we issued 250,000 shares of our Common Stock, valued at $4.75 per share (approximately $1.19 million) to certain employees of GenPharm in satisfaction of an employee stock bonus granted to such employees by the GenPharm Board prior to our acquisition of GenPharm which we assumed as part of the acquisition.

     On August 4, 1998, certain of the former GenPharm shareholders assigned their rights to receive approximately $25.1 million of the remaining balance of the purchase price to BCC Acquisition I LLC ("BCC"), a limited liability company formed between The Bay City Capital Fund I, L.P., an affiliate of Bay City Capital LLC and various affiliates of BCC. As part of this transaction, we issued 3,721,877 shares of Common Stock and 454,796 Warrants to BCC in exchange for such rights. In addition, Fred Craves, Ph.D., a principal of Bay City Capital LLC, joined our Board of Directors. Bay City Capital LLC is a merchant bank and management advisory firm which invests in life sciences companies. The principals of Bay City Capital LLC other than Mr. Craves include Jon Diekman, Ph.D. and Roger Salquist, former CEOs and current chairmen or directors of several life science companies. Bay City Capital LLC's partners include business interests of the Pritzker family of Chicago.

     On August 27, 1998, we received a $1.2 million milestone payment from Merck KGaA of Darmstadt, Germany, in exchange for 192,000 shares of our Common Stock (the "Merck Shares"). The milestone payment was triggered by clinical development progress of MDX-447, an anti-cancer treatment we developed jointly with Merck KGaA. MDX-447 is entering Phase II clinical trials of the treatment of head and neck cancer.

     On September 1, 1998, we prepaid the remaining balance of the purchase price owed to the GenPharm shareholders (approximately $19.3 million) by issuing approximately 3.8 million shares of Common Stock, valued at $5.04 per share. These shares were issued to the former GenPharm shareholders who had not previously assigned their rights to receive payment of the purchase price to BCC. At the same time, we issued approximately 216,000 shares of Common Stock (approximately $1.1 million based on the $5.04 per share valuation) in payment of the remaining portion of the employee stock bonus.

     On September 30, 1998, Centocor, Inc., exercised its option to obtain exclusive commercial licenses to fully human antibodies to four antigens created with our HuMAb-Mouse technology by purchasing 900,340 shares of our Common Stock (the "Centocor Shares") for an aggregate purchase price of $4 million.

     On that same day, we received a payment of approximately $15.5 million from Cell Genesys, Inc., as a satisfaction of a promissory note issued by Cell Genesys in connection with a certain Settlement and Cross-License Agreement dated March 27, 1997 with GenPharm.

                                  RISK FACTORS

     This Prospectus contains "forward-looking" statements, including statements regarding our expectations, beliefs, intentions or strategies regarding the future. Such statements can be identified by the use of forward-looking terminology such as "may", "will", "expect", "anticipate", "estimate", "continue," or other similar words. These forward-looking statements include statements regarding the value of our Common Stock; uncertainties relating to our technological approach; our history of operating losses and anticipation of future losses; uncertainty of our product development; our need for additional capital and uncertainty of additional funding; our dependence on collaborators and licensees; intense competition and rapid technological change in the biopharmaceutical industry; uncertainties related to our patent and proprietary rights; uncertainties related to the receipt of certain third party payments by GenPharm; management of growth, and risks of acquiring new technologies; uncertainties related to clinical trials; government regulation and uncertainties of obtaining regulatory approval on a timely basis or at all; our dependence on key personnel, research collaborators and scientific advisors; uncertainties related to health care reform measures and third-party reimbursement and risk of product liability. All forward-looking statements included in this Prospectus are based on information available to us, as of the date hereof, and we do not assume any obligation to update any such forward-looking statements. Our actual results may differ materially from the results discussed in the forward-looking statements. Among the factors that could cause actual results to differ materially are the factors detailed in "Risk Factors" below. Accordingly, in addition to the other information in this Prospectus the following factors should be considered carefully before a decision is made to purchase the Common Stock offered hereby. References to the products, business, financial results or financial condition include our subsidiaries, unless the context otherwise requires.

     ADDITIONAL FINANCING REQUIREMENTS AND ACCESS TO CAPITAL FUNDING. Our business requires substantial capital resources. We anticipate that our current funds will be sufficient to meet our capital requirements for the next two years. The acceleration of the development of our products will result in an increase in the rate at which we use capital and our rate of losses. We will continue to spend substantial funds to complete research and development of our products and will require additional funds for these purposes. We have no established bank lines of credit or other arrangements to obtain financing. We may not be able to obtain additional funds to finance the development of our products on acceptable terms, if at all, in which case our business will be materially adversely affected.

     UNCERTAINTY RELATING TO RECEIPT OF CERTAIN THIRD PARTY PAYMENTS. In March 1997, GenPharm entered into a Settlement and Cross-License Agreement (the "Cross-License Agreement") with Cell Genesys, Inc., Abgenix, Inc., Xenotech, L.P., and Japan Tabacco, Inc., for human monoclonal antibody technology. Included in the Cross-License Agreement is a worldwide royalty-free cross license to all issued and related patent applications pertaining to the generation of fully human monoclonal antibodies in genetically modified strains of mice. The Cross-License Agreement settled all related litigations and claims between the parties, and provided for certain payments (the "Third Party Payments") to be made to GenPharm totaling approximately $38.5 million. To date, all such Third Party Payments have been made except for a payment of $7.5 million to be made by Xenotech which is due before December 31, 1998. Although we believe that this payment will be made, there is a risk that unforseen factors will result in non-payment of some or possibly all of such payment. If such payment is not received, our business may be materially adversely affected.

     EARLY STAGE OF PRODUCT DEVELOPMENT.   Our therapeutic products are under
development and no revenues have been generated from the sale thereof. In addition, we have generated only minimal revenues from the sales or licensing of our research products. As of the date of this Prospectus, we have only one (1) product in Phase III clinical trials and none of our products has been approved by the United States Food and Drug Administration ("FDA") for sale. If our products in preclinical studies advance to the clinical stage, we do not know if any positive therapeutic effects will be demonstrated in such clinical trials or if any toxic side effects will occur. We cannot predict if any of the products which we currently have in various phases of clinical studies will prove to be effective or if any significant toxic side effects will occur negating the therapeutic utility, if any, of such products. Furthermore, any products which are successfully developed will be subject to various FDA regulatory requirements including, but not limited to, FDA approval prior to their commercial distribution. Such approval may take two to four years or more following submission of the requisite marketing application, if it is complete, and may never be obtained. Generally, only a small percentage of new therapeutic products developed in the laboratory are eventually approved by the FDA for commercial sale.

     In addition, our HuMAb Mouse business includes the application of transgenic animal technology to the development of human antibody products for therapeutic uses. To our knowledge, no other entity has completed the development of any therapeutic product derived from transgenic animals, and we cannot predict if any such products will be developed in the future. All of GenPharm's potential therapeutic products we acquired will require significant additional development, testing and regulatory approval, and additional capital will be required prior to their commercialization. Development of products based on transgenic animal technology is subject to a number of significant technological risks, and the time period required for any such development is lengthy and highly uncertain. Potential products that appear to be promising at an early stage of development may not reach the market for many reasons. These include the possibility that we will be unsuccessful in using transgenic animal technology to develop proposed products or that potential products will be unsafe or ineffective, fail to receive necessary regulatory approvals and clearances on a timely basis or at all, be difficult to manufacture on a commercially viable scale, be uneconomical to market, be precluded from commercialization by proprietary rights of third parties or be rendered obsolete or less desirable by equivalent or superior products developed and introduced by other parties.

     HISTORY OF OPERATING LOSSES AND ACCUMULATED DEFICIT. We have experienced operating losses in each year since our inception and, as of June 30, 1998, we had an accumulated deficit of approximately $97.075 million. We expect our operating losses to increase at an accelerating rate over the next several years as we expand and accelerate our clinical trials and product development efforts. Losses have resulted principally from expenses incurred in research and development activities, general and administrative expenses and, with respect to our GenPharm subsidiary, certain litigation fees and costs. These expenditures have exceeded our revenues, which to date have been generated solely from research agreements, research grants, limited sales of human disease research models, sales and licenses of technology, litigation and cross-license payments and interest income. Our ability to become profitable depends in large part on obtaining regulatory approvals for our products, entering into agreements for product development and commercialization and making the transition to a manufacturing and marketing company. We may never receive such product approvals or achieve a profitable level of operation.

     DEPENDENCE ON STRATEGIC ALLIANCES. We have entered into strategic alliances relating to the research and development and sales, marketing and co-promotion of several of our potential products. Under these arrangements, we have granted license rights to our corporate partners in and to certain of our potential products in exchange for the payment of license fees and commitments for additional funding in the form of additional equity purchases, research and development payments and milestone fees. Most of these payments are subject to the achievement of certain milestones or satisfactory test results of the related product. We rely on payments made under these strategic alliances to further the development of these products and our operating results may be adversely affected if we are unable to meet certain milestones required by such agreements. Should these arrangements be terminated, we may be required to seek additional funding from other sources in order to develop and market these products. If such funding is not available, our research and product development efforts would be adversely affected. We do not know if additional funds will be available on acceptable terms, if at all. If adequate funds are not available our business will be materially adversely affected.

     GOVERNMENT REGULATION. Our research and development activities as well as the investigation, manufacture, labeling, distribution advertising, marketing and sale of therapeutic products are subject to extensive and rigorous regulation, including pre-market approval, by the FDA and other state and foreign agencies. The process of obtaining FDA approval is costly and time-consuming, and we do not know if any product that we develop will be deemed to be safe and effective by the FDA and granted marketing approval on a timely basis or at all. Even if marketing approvals are obtained, a product and its manufacturer are subject to continuing review, and later discovery of previously unknown problems with a product or its manufacturer may result in the imposition of restrictions or sanctions, including withdrawal of products from the market, prohibitions against the manufacture, distribution and sale of products, criminal sanctions against the company, its officers and directors and/or its employees, and other enforcement actions. Delays in obtaining regulatory approvals may adversely affect the marketing of our products and any product revenues and royalties. In light of the limited regulatory history of Bispecific therapeutics based on our technology, we do not know if regulatory approvals for our products will be obtained without lengthy delays, if at all. In addition, we cannot predict the extent to which changes to existing governmental regulations might have an adverse effect on our business.

     The Orphan Drug Act provides incentives to manufacturers to undertake development and marketing of products to treat relatively rare diseases or conditions. Biological products targeted for affected patient populations in the United States of fewer than 200,000 persons may be eligible or orphan drug designation. In 1990, we received an orphan drug designation for MDX-22 for the treatment of Acute Myeloid Leukemia ("AML"). In October 1993, we received an orphan drug designation for MDX-210 for the treatment of ovarian cancer. Orphan drug designation does not convey any advantage in, or shorten the duration of, the regulatory process. However, the Orphan Drug Act offers, among other things, the opportunity to receive funding for qualified clinical trials via a grant approval process. The sponsor who obtains the first marketing approval for a designated orphan drug for a given indication is eligible to receive seven years of United States marketing exclusivity subject to certain limitations.
We do not know if we will ever receive FDA approval to market MDX-22 or MDX-210, or if we will be the first sponsor to receive FDA approval to market these products. Thus, we do not know if we will receive orphan drug marketing exclusivity or that our rights to market MDX-22 or MDX-210 will be preempted by orphan drug exclusivity held by another company.

     GOVERNMENTAL REFORMS. Health care reform is an area of increasing national and international attention and a priority of many elected officials. Several proposals to modify the current health care system in the United States to improve access and control costs are currently being considered by both federal and state governments. Any such reform measures could adversely affect the amount of reimbursement available from governmental or private payors or could affect the ability to set prices for newly approved therapeutic products. Similar proposals are being considered by governmental officials in other significant pharmaceutical markets, including Europe. It is uncertain what proposals will be adopted or what actions governmental or private payors for health care goods and services may take in response to proposed or actual legislation in the United States or other important markets. We cannot predict the outcome of heath care reform proposals or the effect any such reforms may have on the our business. Any such proposals, if adopted, could have a material adverse effect on our business.

     NO ASSURANCE OF ADEQUATE REIMBURSEMENT. The success of the our products in the United States and other significant markets depends in part upon the extent to which a consumer will be able to obtain reimbursement for the cost of such products from government health administration authorities, private health insurers and other organizations. Uncertainty exists as to the reimbursement status of any newly approved therapeutic product. We do not know if adequate third party reimbursement by private insurers will be available for our products. Even if approved for marketing, we do not know if patients will have sufficient resources to pay for the therapy or that governmental or private payors will provide reimbursement for such therapy. We do not know if our products will be considered cost-effective, that reimbursement will be available or, if available, that the payor's reimbursement policies will not adversely affect our ability to sell our products on a profitable basis.

     TECHNOLOGICAL CHANGE AND COMPETITION. The biotechnology industry is subject to rapid and significant technological change. Our competitors are numerous and include, among others, major pharmaceutical and chemical companies, specialized biotechnology firms, universities and other research institutions. In addition, in connection with our HuMAb-Mouse technology, we are aware that at least one other company is using transgenic mice for generating human monoclonal antibodies. We do not know if our competitors will succeed in developing technologies and products that are more effective than any which we are currently developing or which would render our technology and products obsolete or non-competitive. Many of our competitors have substantially greater financial and technical resources and production and marketing capabilities. In addition, many of our competitors have significantly greater experience in undertaking preclinical testing and clinical trials of new or improved therapeutic products and in obtaining FDA and other regulatory approvals of products for use in health care. Accordingly, our competitors may succeed in obtaining FDA approval for products more rapidly than we do.

     PATENTS AND PROPRIETARY RIGHTS. Certain of the processes by which we are able to produce our products are proprietary; some of these technologies are legally owned by us and some are legally owned by others and licensed, either on an exclusive or a non-exclusive basis, to us. We believe that patent protection of materials or processes we develop and any products that may result from our and our licensors' research and development efforts are important to the possible commercialization of our products. The patent position of biotechnology firms generally is highly uncertain and involves complex legal and factual questions. In 1987, the United States Patent and Trademark Office announced that it would allow patents on animals, and in early 1988, it issued the first patent on an animal. In late 1991, the corresponding patent was issued by the European Patent Office and is now in opposition. We have received several United States patents relating to transgenic mice and several other animal patents have also issued in the United States to various parties. However, there is currently uncertainty as to whether and to what extent foreign jurisdictions will permit patents on animals and their uses. Also, various bills modifying the enforceability of animal patents have been introduced at various times in the United States Congress, although none have passed. To date, no consistent policy has emerged regarding the breadth of claims allowed in biotechnology patents including patents relating to animals. Accordingly, we do not know if patent applications relating to our products or technology will result in patents being issued or that, if issued, the patents will afford protection against competitors with similar technology. It is possible that any patents issued to us will be successfully challenged. In addition, companies that obtain patents claiming products or processes that are necessary for or useful to the development of our products or otherwise covering aspects of our technology could bring legal actions against us claiming infringement. We are aware that certain patents have recently been issued which may relate to certain of our products. While we do not believe that these patents apply to our specific technology, we cannot predict whether they will be found to cover our products or, if so, whether we will be able to obtain licenses to such patented technology on commercially reasonable terms. Litigation to establish the validity of patents, to defend against infringement claims or to assert infringement claims against others, if required, can be lengthy and expensive. We cannot predict whether we will have the financial resources necessary to enforce any patent rights we may hold. We may be required to obtain licenses from others to develop, manufacture or market our products. We cannot predict whether we will be able to obtain such licenses on commercially reasonable terms or if the patents underlying the licenses will be valid and enforceable.

     We also rely upon unpatented proprietary technology. We cannot predict whether others will independently develop substantially equivalent proprietary information or techniques or otherwise gain access to our proprietary technology or disclose such technology or if we will be able to meaningfully protect our
rights in such unpatented proprietary technology.    We attempt to protect our
proprietary materials and processes by relying on our patents, trade secret laws and nondisclosure and confidentiality agreements and exclusive licensing arrangements with our employees and certain other persons who have access to our proprietary materials or processes or who have exclusive licensing or research arrangements exclusive with us. Despite these protections, we cannot predict whether others will independently develop or obtain access to such materials or processes or that our competitive position will not be adversely affected thereby. We do not have confidentiality agreements with the members of our Scientific Advisory Board. To the extent they have consulting arrangements with or are employed by a competitor, we could be materially adversely affected by the disclosure of confidential information by such persons.

     DILUTION. As of October 19, 1998, we had (a) 2,644,627 shares of Common Stock reserved for issuance pursuant to options and warrants exercisable by individuals who are present or former employees, officers, directors and consultants, at a weighted average exercise price of $4.25 per share; (b) 100,000 shares of the Common Stock issuable upon the exercise of certain warrants at a weighted average exercise price of $4.50 per share; (c) 25,000 shares of Common Stock issuable upon the exercise of certain additional warrants at an exercise price of $6.00 per share; and (d) 454,796 shares of Common Stock issuable upon the exercise of the Warrants held by the Selling Securityholder at an exercise price of $10.00 per share. Any exercise of such options and warrants will likely take place at a time when we would be able, in all likelihood, to obtain funds from the sale of our Common Stock at prices higher than the exercise prices thereof. As a result, investors may incur substantial dilution of their holdings of Common Stock. In addition, the exercise of all or a portion of the outstanding options and warrants may result in a significant increase in the number of shares of Common Stock that will be subject to trading on The Nasdaq National Market. The issuance and sale of the shares of Common Stock upon the exercise thereof may have an adverse effect on the price of the Common Stock.

     In addition, certain of our corporate partners have rights to purchase additional shares of Common Stock upon the achievement of certain research and development milestones at prices ranging from the market price of such stock on the date of issuance thereof to $15.00 per share. The maximum number of such additional shares cannot be determined at this time but could be greater than 10% of our outstanding shares of Common Stock on a fully diluted basis on the date such rights are exercised.

     FUTURE SALES OF COMMON STOCK. We have 31,066,013 shares of Common Stock outstanding as of October 19, 1998, of which 2,834,163 are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Under certain circumstances, these restricted securities may be sold without registration pursuant to such rule. We are unable to predict the effect that sales made under Rule 144 or otherwise may have on the then prevailing market price of the Common Stock. The sale of a significant number of additional securities, or even the possibility thereof, may depress the market price of such securities.

     We have also filed a registration statement on Form S-3 under the Securities Act relating to 70,000 shares of Common Stock being offered by certain of our corporate partners. Such shares of Common Stock are freely tradeable without restriction or further registration under the Securities Act, except for shares, if any, held by our"affiliates", which shares will be subject to resale limitations of Rule 144. In addition, we have filed or intend to file registration statements on Form S-8 under the Securities Act to register 3,177,450 shares of Common Stock issuable under our stock option plans. Shares issued under such plans other than shares issued to affiliates, will be freely tradeable in the public market.

     POSSIBLE VOLATILITY OF SECURITIES PRICES. There has been significant volatility in the market prices of securities of biotechnology companies, including ours. See "Price Range of Common Stock." Various factors and events, including announcements by us or our competitors concerning testing results, the achievement of or failure to achieve certain milestones, patents, regulatory approvals, proprietary rights, arrangements with collaborative partners, technological innovations or new commercial products, as well as public concern about the safety of biotechnology in general, may have a significant impact on our business. The trading prices of our Common Stock are subject to wide fluctuations in response to these factors, as well as to the sale or attempted sale of a large amount of Common Stock into the market.

     MANUFACTURING AND MARKETING. We have not yet commercially introduced any products, except for sales of research products to scientists. To be successful, our therapeutic products must be manufactured in commercial quantities in compliance with FDA and other regulatory requirements and at acceptable costs. While we believe our current facilities are adequate for the production of our proposed products for clinical trials, such facilities are not yet adequate for the production of any products for commercial sale. In order to manufacture our products for such purposes, we will have to enhance our existing facilities or acquire new facilities; either alternative will require additional funds and approval by the FDA and other regulatory agencies. We have no experience in large-scale manufacturing, and we cannot predict if we will be able to make the transition to commercial production successfully or achieve profitability. Although we intend to market certain of our products through a direct sales force, if and when regulatory approval is obtained, we currently have no marketing or sales staff. To the extent that we determine not to, or are unable to, arrange third party distribution for our products, significant additional expenditures, management resources and time will be required to develop a sales force. We cannot predict if we will be able to establish such a sales force or be successful in gaining market acceptance for our products.

     PRODUCT LIABILITY. The clinical investigation, marketing and sale of human health care products entail an inherent risk of allegations of product liability, and we cannot predict if product liability claims will be asserted against us. We currently have product liability insurance coverage in the amount of $5,000,000 for use of our investigational products during human clinical studies. We will seek product liability insurance if and when our products are commercialized; however, we cannot predict if adequate insurance coverage will be available at acceptable costs, if at all, or that a product liability claim would not materially adversely affect our business or financial condition. Some medical centers will not participate in FDA-approved clinical studies unless a company has adequate product liability insurance.

     DEPENDENCE ON KEY PERSONNEL AND ATTRACTION OF KEY EMPLOYEES AND CONSULTANTS. Our success is dependent on certain key management and scientific personnel. Competition for qualified employees among biotechnology companies is intense, and the loss of key personnel, or the inability to attract and retain the additional highly skilled employees required for the expansion of our activities, could adversely affect our business. In the near future, we will need to hire additional personnel skilled in the clinical testing and regulatory process as we develop products with commercial potential. We do not know if we will be able to attract or retain such personnel. We have obtained insurance on the lives of each of Donald L. Drakeman, President and Chief Executive Officer, and Michael A. Appelbaum, Executive Vice President - Finance and Administration, Secretary, Treasurer and Chief Financial Officer, in the amount of $2,000,000 for Dr. Drakeman and $1,000,000 for Mr. Appelbaum. We are the sole beneficiary of such policies. Dr. Drakeman and Mr. Appelbaum are subject to certain restrictions set forth in their respective employment agreements. We have experienced and will continue to experience a period of significant growth in the number of new employees necessary to support our business operations. Our need to manage growth effectively will require us to continue to implement and improve our operational, financial and management information systems and to train, motivate and manage our employees. Our failure to manage growth effectively would have a material adverse effect on our results of operations and our ability to execute our business strategy.

     CONFLICTS OF INTEREST. We rely on our Scientific Advisory Board, which includes distinguished scientists with a wide range of experience in the research and development of biopharmaceutical products, to assist us in formulating our research and development strategy. All of the members of the Scientific Advisory Board are employed by other companies or institutions and may have commitments to or consulting or advisory contracts with other entities that may limit their availability.

     DIVIDENDS. We have not paid any cash dividends, and it is unlikely that we will pay any dividends in the foreseeable future. Earnings, if any, will be retained in the business for further development and expansion. We cannot predict if we will ever be in the position to pay cash dividends. See "Dividend Policy."

     YEAR 2000 IMPLICATIONS. Many currently installed computer systems and software products are coded to accept only two-digit entries in the date code field and cannot reliably distinguish dates beginning on January 1, 2000 from dates prior to the year 2000. Many companies' software and computer systems may need to be upgraded or replaced in order to correctly process dates beginning in 2000 and to comply with the "Year 2000" requirements. We have reviewed our internal programs and have determined that there are no significant Year 2000 issues with our systems or services. However, although we believe that our systems are Year 2000 compliant, we utilize third-party equipment and software that may not be Year 2000 compliant. Failure of such third-party equipment or software to properly process dates for the year 2000 and thereafter could require us to incur unanticipated expenses to remedy any problems, which could have a material adverse effect on our business, results of operations and financial condition.

                                USE OF PROCEEDS

     The Selling Securityholder will receive all of the net proceeds from the sale of Common Stock owned by it and offered hereby. We will not currently receive any proceeds from the sale of Common Stock. However, we will receive the proceeds from any exercise of the Warrants. If all of the Warrants are exercised, we would receive net proceeds of approximately $4.5 million which would be used to increase our general working capital.

                                 CAPITALIZATION

     The following table sets forth our capitalization as of June 30, 1998 and as adjusted to reflect (i) the issuance of the shares of Common Stock to the Selling Securityholder in exchange for the contingent payment rights it acquired from the former GenPharm shareholders, (ii) the issuance of shares of Common Stock to the former GenPharm shareholders as payment of the remaining balance of the purchase price payable in connection with our acquisition of GenPharm, (iii) the issuance of shares of Common Stock as payment of the remaining portion of the employee stock bonus, (iv) the issuance of the Merck Shares, and (v) the issuance of the Centocor Shares. See "Recent Developments."

                                                                JUNE 30, 1998
                                                          -----------------------
                                                             Actual   As Adjusted
                                                            -------   -----------
                                                          (in thousands, unaudited)
Long-term obligations...................................     $    77    $     77
                                                             -------    --------
Stockholders' equity:

     Preferred stock, $1.00 par value, 2,000,000 shares
      authorized, none issued and outstanding...........           -           -

     Common Stock, $0.01 par value, 40,000,000
      shares authorized, 22,202,036 shares issued and
      outstanding, actual; 31,066,013 shares, issued and
      outstanding, as adjusted(1).......................         222         311

     Capital in excess of par value.....................      93,358     142,756

     Accumulated other comprehensive income.............          76          76

     Accumulated deficit................................     (97,075)    (97,075)
                                                             -------    --------

             Total stockholders' equity (deficit).......     ($3,419)   ($46,071)
                                                             -------    --------
             Total capitalization.......................     ($3,342)    $46,148
                                                             =======    ========

_________________________

/1/ Does not include shares of Common Stock issuable upon the exercise of outstanding options and warrants.

                                DIVIDEND POLICY

     We have not paid any cash dividends on our Common Stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance our growth. We will review our dividend policy from time to time to determine the feasibility and desirability of paying dividends, after giving consideration to our earnings, financial condition, capital requirements and other relevant factors.

                          PRICE RANGE OF COMMON STOCK

     The Common Stock is traded on the Nasdaq National Market under the symbol "MEDX." The following table sets forth for the periods indicated the high and low sale prices for the Common Stock as reported by Nasdaq.



1996                                          HIGH    LOW
----                                         ------  -----
First Quarter..............................  $ 8.00  $5.75
Second Quarter.............................  $12.25  $6.25
Third Quarter..............................  $ 9.00  $5.38
Fourth Quarter.............................  $ 9.00  $6.25

1997
----
First Quarter..............................  $10.00  $6.50
Second Quarter.............................  $ 8.75  $5.88
Third Quarter..............................  $ 6.75  $4.13
Fourth Quarter.............................  $ 7.06  $4.75

1998
----
First Quarter..............................  $ 6.25  $4.38
Second Quarter.............................  $ 8.25  $4.75
Third Quarter..............................  $ 7.06  $2.75
Fourth Quarter (through October 19, 1998)..  $ 4.06  $2.81


  On October 19, 1998 the last reported closing price for the Common Stock was $3.25, and there were approximately 625 holders of record of the Common Stock.

                                    DILUTION

     As of October 19, 1998, we had (a) 2,644,627 shares of Common Stock reserved for issuance pursuant to options and warrants exercisable by individuals who are present or former employees, officers, directors and consultants, at a weighted average exercise price of $4.25 per share; (b) 100,000 shares of Common Stock issuable upon the exercise of certain warrants at a weighted average exercise price of $4.50 per share; (c) 25,000 shares of Common Stock issuable upon the exercise of certain additional warrants at an exercise price of $6.00 per share; and (d) 454,796 shares of Common Stock issuable upon the exercise of the Warrants held by the Selling Securityholder at an exercise price of $10.00 per share.

     Any exercise of such options and warrants will likely take place at a time when we would be able, in all likelihood, to obtain funds from the sale of our Common Stock at prices higher than the exercise prices thereof. As a result, investors in the Common Stock may incur substantial dilution of their holdings of Common Stock. In addition, the exercise of all or a portion of the outstanding options and warrants may result in a significant increase in the number of shares of Common Stock that will be subject to trading on The Nasdaq National Market. The issuance and sale of the shares of Common Stock upon the exercise thereof may have an adverse effect on the price of the Common Stock.

                            SELLING SECURITYHOLDER

     The following table sets forth certain information as of the date of this Prospectus with respect to the Selling Securityholder. We will not receive any of the proceeds from the sale of the Common Stock owned by the Selling Securityholder and offered hereby. An aggregate of up to 4,176,673 shares of Common Stock may be offered by the Selling Securityholder (including shares of Common Stock issuable by us to the Selling Securityholder upon exercise of the Warrants.)

     We issued the Common Stock and the Warrants to the Selling Securityholder in exchange for the rights it acquired from the former GenPharm shareholders to receive a portion of the purchase price . The Common Stock is being registered pursuant to certain registration rights granted to the Selling Securityholder as part of that transaction.

                                 Shares of Common Stock      Maximum Number
                                      Beneficially           of Shares to         Shares Beneficially
                                     Owned Prior to             be Sold           Owned After
                                      the Offering            in Offering           the Offering
                                 -----------------------     --------------       ----------------
                                   NUMBER      PERCENT                            NUMBER  PERCENT
                                 -----------  ----------                          ------  --------
BCC Acquisition I LLC/1/           4,176,673       13.3%        4,176,673             0        0%
c/o Bay City Capital LLC
750 Battery Street, Suite 600
San Francisco, CA 94111


----------------------
/1/ Fred Craves, a member of our Board of Directors, is a principal of Bay City Capital LLC, an affiliate of The Bay City Capital Fund I, L.P., which is one of the members of the Selling Securityholder.

                              PLAN OF DISTRIBUTION

     We are registering the Common Stock on behalf of the Selling Securityholder. As used herein, "Selling Securityholder" includes donees and pledgees selling shares received from the Selling Securityholder after the date of this Prospectus. All costs, expenses and fees in connection with the registration of the Common Stock offered hereby will be borne by us. Brokerage commissions and similar selling expenses, if any, attributable to the sale of the Common Stock by the Selling Securityholder will be borne by the Selling Securityholder. The sale of the Common Stock by the Selling Securityholder may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Securityholder) in the over-the-counter market or in negotiated transactions, through the writing of options on the Common Stock, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Securityholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of its securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of the Common Stock by the Selling Securityholder.

     The Selling Securityholder may effect such transactions by selling its Common Stock directly to purchasers, through broker-dealers acting as agents for the Selling Securityholder or to broker-dealers who may purchase shares as principals and thereafter sell the Common Stock from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Securityholder and/or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). We have agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Common Stock against certain liabilities, including liabilities arising under the Securities Act.

     The Selling Securityholder and broker-dealers, if any, acting in connection with such sale might be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the Securities might be deemed to be underwriting discounts and commissions under the Securities Act. Because the Selling Securityholder may be deemed to be an "underwriter" within the meaning of
Section 2(11) of the Securities Act, the Selling Securityholder may be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the New York Stock Exchange pursuant to Rule 153 under the Securities Act. We have informed the Selling Securityholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to its sales in the market.

     We also understand that some or all of the Common Stock offered hereby may from time to time be sold pursuant to Rules 144, 144A or 904 under the Securities Act provided the requirements of such rules, including, without limitation, the holding period and the manner of sale requirements, are met.

     Upon being notified by the Selling Securityholder that any material arrangement has been entered into with a broker-dealer for the sale of the Common Stock through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this Prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of the participating broker-dealer(s),
(ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-broker(s), where applicable, (v) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus and (vi) other facts material to the transaction. In addition, upon being notified by the Selling Securityholder that a donee or pledgee intends to sell more than 500 shares, we will file a supplement to this Prospectus.

                                 LEGAL MATTERS

     Our counsel, Satterlee Stephens Burke & Burke LLP, New York, New York, has passed upon the validity of the Common Stock offered hereby. Dwight A. Kinsey, Esq., a partner of Satterlee Stephens Burke & Burke LLP, owns 3,000 shares of our Common Stock. Mr. Kinsey also holds options to purchase 42,000 shares of Common Stock which he received for services rendered as a corporate officer. No other partner or associate of the firm owns shares or holds options to purchase shares of Common Stock.

                                    EXPERTS

     The consolidated financial statements of Medarex, Inc., appearing in Medarex, Inc.'s Annual Report (Form 10-K) for each of the three years in the period ended December 31, 1997, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THE PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE SUCH DATE.

                      ___________________________________


TABLE OF CONTENTS

WHERE YOU CAN FIND MORE
INFORMATION.......................2
THE COMPANY.......................3
RECENT DEVELOPMENTS...............3
RISK FACTORS......................4
USE OF PROCEEDS..................11
CAPITALIZATION...................11
DIVIDEND POLICY..................12
PRICE RANGE OF COMMON STOCK......12
DILUTION.........................13
SELLING SECURITYHOLDER...........13
PLAN OF DISTRIBUTION.............14
LEGAL MATTERS....................15
EXPERTS..........................15


                      ___________________________________

================================================================================

================================================================================





                                MEDAREX, INC.

                      4,176,673 SHARES OF COMMON STOCK,
                                $.01 PAR VALUE



                       ________________________________

                                  PROSPECTUS

                            _____________________



                               October 19, 1998

================================================================================

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. All amounts except the registration fee are estimated.
                                                         EXPENSES
                                                         --------

Registration Fee - Securities and Exchange Commission..   $ 3,851
Transfer Agent Fees and Expenses.......................     2,000
Accounting Fees and Expenses...........................     7,500
Legal Fees and Expenses................................     7,500
Blue Sky Fees and Expenses.............................     1,500
Printing and Engraving.................................     1,500
Miscellaneous..........................................     1,149
                                                          -------
      TOTAL............................................   $25,000
                                                          =======

     The Company will bear all of the expenses of the registration of the securities being offered.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Restated Certificate of Incorporation, as amended, and Article XIII of the Registrant's Amended and Restated By-Laws provide for the indemnification of its Officers and Directors under certain circumstances and are incorporated herein by reference.

     Section 14A:3-5 of The New Jersey Business Corporation Act (the "NJBCA") empowers a New Jersey corporation to indemnify any person who is or was a director, officer, employee or agent of the indemnifying corporation or of any constituent corporation absorbed by the indemnifying corporation in a consolidation or merger and any person who is or was a director, officer, trustee, employee or agent of any other enterprise, serving as such at the request of the indemnifying corporation, or of any such constituent corporation, or legal representative of any such director, officer, trustee, employee or agent (a "corporate agent"), against his expenses and liabilities incurred in connection with any proceeding involving the corporate agent, other than a proceeding by or in the right of the corporation, if (a) such corporate agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (b) with respect to any criminal proceeding, such corporate agent had no reason to believe that his conduct was unlawful. In addition, a corporation may indemnify such corporate agent against his expenses in connection with any preceding by or in the right of the corporation to procure a judgment in its favor which involves such corporate agent by reason of his having been such corporate agent, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. However, in such proceeding no indemnification shall be provided in respect of any claim, issue or matter as to which such corporate agent shall have been adjudged to be liable to the corporation, unless and only to the extent that the Superior Court of the State of New Jersey or the court in which such proceeding was brought shall determine upon application that despite the adjudication of liability, but in view of all circumstances of the case, such corporate agent is fairly and reasonably entitled to indemnity for such expenses as the Superior Court or such other court shall deem proper.

     Under the NJBCA a corporation shall indemnify a corporate agent against expenses to the extent that such corporate agent has been successful on the merits or otherwise in any proceeding referred to above or in defense of any claim, issue or matter therein.

     The indemnification and advancement of expenses provided by or granted pursuant to the NJBCA shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a corporate agent may be entitled under a certificate of incorporation, by-law, agreement, vote of shareholders, or otherwise; provided that no indemnification shall be made to or on behalf of a corporate agent if a judgment or other final adjudication adverse to the corporate agent establishes that his acts or omissions (a) were in breach of his duty of loyalty to the corporation or its shareholders, (b) were not in good faith or involved a knowing violation of law or (c) resulted in receipt by the corporate agent of an improper personal benefit.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in that Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The Registrant maintains a standard form of officers' and directors' liability insurance policy which provides coverage to the officers and directors of the Registrant for certain liabilities, including certain liabilities which may arise out of this Registration Statement.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS

     The following exhibits are filed as part of this Registration Statement:

         * 5.1 Opinion of Satterlee Stephens Burke & Burke LLP re: legality of securities being registered.

         * 23.1  Consent of Ernst & Young LLP.

           23.2 Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)

           24.1 Power of Attorney (included in the signature page to the Registration Statement).

-----------------------
* previously filed

         (b)  FINANCIAL STATEMENT SCHEDULES

     All schedules are omitted because of the absence of the conditions under which they are required, or because the information called for is included in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     See Item 14, "Indemnification of Directors and Officers."

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Annandale, State of New Jersey, on this 19th day of October, 1998.

                              MEDAREX, INC.

                              By:/s/Irwin Lerner
                                 ----------------------------------
                                  Irwin Lerner
                                  Chairman of the Board

                               POWER OF ATTORNEY


KNOW ALL MEN BY THESE PRESENTS:

     That the undersigned officers and directors of Medarex, Inc., a New Jersey corporation, do hereby constitute and appoint Donald L. Drakeman and Michael A. Appelbaum, and either of them, the lawful attorney and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorney and agent, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power of authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, post-effective and supplements thereof, and to any and all instruments or documents filed as part of or in connection with such Registration Statement, and each of the undersigned hereby certifies and confirms all that said attorney and agent, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

     IN WITNESS WHEREOF, the undersigned has executed this Power of Attorney as of the dates indicated below.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

Signature                                                         Title                         Date
---------                                                         -----                         ----

/s/Irwin Lerner                                 Chairman of the Board                     October 19, 1998
----------------------------
 Irwin Lerner

/s/Donald L. Drakeman                            President, Chief Executive Officer and   October 19, 1998
----------------------------
 Donald L. Drakeman                              Director (Principal Executive Officer)

/s/Michael A. Appelbaum                          Executive Vice President - Finance and   October 19, 1998
----------------------------
 Michael A. Appelbaum                            Administration, Secretary, Treasurer,
                                                 Chief Financial Officer and Director
                                                 (Principal Financial and Accounting
                                                 Officer)

/s/Michael W. Fanger                             Director                                 October 19, 1998
----------------------------
 Michael W. Fanger

/s/Julius A. Vida                                Director                                 October 19, 1998
----------------------------
 Julius A. Vida

/s/Charles R. Schaller                           Director                                 October 19, 1998
----------------------------
 Charles R. Schaller

/s/W. Leigh Thompson, Jr.                        Director                                 October 19, 1998
----------------------------
 W. Leigh Thompson, Jr.

/s/Robert Iggulden                               Director                                 October 19, 1998
----------------------------
 Robert Iggulden

/s/Fred Craves                                   Director                                 October 19, 1998
----------------------------
 Fred Craves

                               INDEX TO EXHIBITS



* 5.1  Opinion of Satterlee Stephens Burke & Burke LLP re:
       legality of securities being registered.

*23.1  Consent of Ernst & Young LLP.
 23.2 Consent of Satterlee Stephens Burke & Burke LLP (included in their opinion filed as Exhibit 5.1.)
 24.1 Power of Attorney (included in the signature page to the Registration Statement).

-----------------------
* previously filed